Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe
Chief Financial Officer
T: 1-345-815-9919
E: Robin.Lowe@AltisourceAMC.com

Altisource Asset Management Corporation Reports Second Quarter 2017 Results;
Continues to Deliver on RESI's Strategic Objectives

CHRISTIANSTED, U.S. Virgin Islands, August 8, 2017 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE MKT: AAMC) today announced financial and operating results for the second quarter of 2017.

Second Quarter 2017 Highlights and Recent Developments

•	Increased Altisource Residential Corporation's (“RESI”) rental portfolio to 10,053 homes, of which 97% are stabilized.

•
Negotiated RESI's acquisition of 751 homes in the second closing under the previously announced agreement to purchase up to 3,500 rental homes with seller financing from entities sponsored by Amherst Holdings, LLC.

•	Completed RESI’s sale of 2,104 mortgage loans to a third party, leaving 442 loans in its portfolio.

•	Sold 522 non-rental REO properties for RESI, reducing the number of non-rental REOs by 24% over the prior quarter.

•
Continued to improve RESI's operating metrics: Stabilized Rental Net Operating Income Margin increased to 62%, Stabilized Rental Core Funds from Operations increased to $0.12 per diluted share and stabilized occupancy remained at 95%.

•	Completed repurchases of $1.0 million of AAMC common stock, bringing total repurchases under AAMC's repurchase program to approximately $265.5 million.

“We continue to deliver on RESI's strategic objectives,” stated Chief Executive Officer, George Ellison. “The disposal of RESI's legacy mortgage loan portfolio has substantially been completed, its acquisitions of stabilized rental properties under our management have increased RESI's rental portfolio to over 10,000 homes and we have continued to improve RESI's operating metrics, all of which are key steps in positioning AAMC for future success.”

Second Quarter 2017 Financial Results

AAMC’s net loss attributable to common stockholders for the second quarter of 2017 totaled $1.8 million, or $1.15 per diluted share, compared to $1.3 million, or $0.74 per diluted share, for the second quarter of 2016. Net loss attributable to common stockholders for the six months ended June 30, 2017 was $3.2 million, or $2.03 per diluted share, compared to $2.3 million, or $1.22 per diluted share, for the six months ended June 30, 2016.

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC’s ability to implement its business plan; AAMC's ability to leverage strategic relationships on an efficient and cost-effective basis; AAMC's and RESI's ability to compete; AAMC’s ability to implement RESI’s business plan; general economic and market conditions; governmental regulations, taxes and policies; AAMC's ability to generate adequate and timely sources of liquidity and financing for itself or RESI; RESI’s ability to sell residential mortgage assets or non-rental real estate owned on favorable terms or at all; AAMC's ability to identify and acquire assets for RESI’s portfolio; RESI’s ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; Altisource Portfolio Solutions S.A. and its affiliates’ ability to effectively perform its obligations under various agreements with RESI; the failure of Main Street Renewal, LLC to effectively perform under its property management agreement with RESI; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Asset Management Corporation
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30, 2017	Three months ended June 30, 2016	Six months ended June 30, 2017	Six months ended June 30, 2016
Revenues:
Management fees from RESI	$3,999	$4,506	$8,210	$8,630
Conversion fees from RESI	434	544	1,038	946
Expense reimbursements from RESI	210	357	406	357
Total revenues	4,643	5,407	9,654	9,933
Expenses:
Salaries and employee benefits	5,281	4,385	9,968	8,594
Legal and professional fees	336	542	1,020	1,083
General and administrative	726	1,170	1,883	2,191
Total expenses	6,343	6,097	12,871	11,868
Other income:
Dividend income on RESI common stock	243	244	487	536
Other income	15	58	27	60
Total other income	258	302	514	596
Loss before income taxes	(1,442)	(388)	(2,703)	(1,339)
Income tax expense	300	873	357	862
Net loss	$(1,742)	$(1,261)	$(3,060)	$(2,201)
Amortization of preferred stock issuance costs	(51)	(52)	(103)	(104)
Net loss attributable to common stockholders	$(1,793)	$(1,313)	$(3,163)	$(2,305)

Loss per share of common stock – basic:
Loss per basic share	$(1.15)	$(0.74)	$(2.03)	$(1.22)
Weighted average common stock outstanding – basic	1,563,272	1,776,831	1,554,462	1,883,322

Loss per share of common stock – diluted:
Loss per diluted share	$(1.15)	$(0.74)	$(2.03)	$(1.22)
Weighted average common stock outstanding – diluted	1,563,272	1,776,831	1,554,462	1,883,322

Altisource Asset Management Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets:
Cash and cash equivalents	$31,652	$40,584
Available-for-sale securities (RESI common stock)	21,021	17,934
Related party receivables	4,933	5,266
Prepaid expenses and other assets	2,857	1,964
Total assets	$60,463	$65,748

Liabilities:
Accrued salaries and employee benefits	$2,821	$4,100
Accounts payable and other accrued liabilities	2,109	4,587
Total liabilities	4,930	8,687

Commitments and contingencies	—	—

Redeemable preferred stock:
Preferred stock, $0.01 par value, 250,000 shares issued and outstanding as of June 30, 2017 and December 31, 2016; redemption value $250,000	249,443	249,340

Stockholders' deficit:
Common stock, $0.01 par value, 5,000,000 authorized shares; 2,784,454 and 1,572,237 shares issued and outstanding, respectively, as of June 30, 2017 and 2,637,629 and 1,513,912 shares issued and outstanding, respectively, as of December 31, 2016	28	26
Additional paid-in capital	34,833	30,696
Retained earnings	42,982	46,145
Accumulated other comprehensive income (loss)	261	(2,662)
Treasury stock, at cost, 1,212,217 shares as of June 30, 2017 and 1,123,717 shares as of December 31, 2016	(272,014)	(266,484)
Total stockholders' deficit	(193,910)	(192,279)
Total liabilities and equity	$60,463	$65,748